Exhibit 99.1

For Immediate Release

Contact:	(News Media) Barbara Ciesemier, Corporate Communications +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Announces Second Quarter 2013 Capital Actions and Earnings Release Date

Securities Repurchases of $59.4 million
Dividend Payment of $6.6 million
Principal payments of $24.6 million on Senior Secured Credit Agreement
CARMEL, Ind., June 28, 2013 - CNO Financial Group, Inc. (NYSE: CNO) today announced that during the second quarter of 2013 it repurchased $59.4 million of securities under its repurchase program. The company repurchased 4,421,700 common shares for an aggregate purchase price of $50.0 million. The shares were repurchased at an average cost of $11.31 per share and represented 2.0% of the total outstanding shares as of March 31, 2013.
The company also repurchased $4.5 million principal amount of its outstanding convertible debentures during the second quarter for an aggregate purchase price of $9.4 million. CNO expects to record a one-time after tax charge of approximately $5 million in the second quarter of 2013 as a result of this transaction.
Total securities repurchased under the program year-to-date total $184.3 million. CNO anticipates repurchasing securities in the range of $250 million to $300 million during 2013.  As of March 31, 2013, CNO had 223.5 million shares outstanding.
CNO made a principal prepayment today of $18.9 million in an amount equal to 33% of share repurchases and dividend payments, as required under the terms of its Senior Secured Credit Agreement. The company made an additional principal payment of $5.7 million to cover the remaining portion of the scheduled term loan installment. The next scheduled principal payment under the facility of $12.5 million is due September 30, 2013.
CNO also announced today that it will report results for the second quarter of 2013 before the market opens on Monday, July 29, 2013. The company will host a conference call to discuss results at 2:00 p.m. Eastern Time on Monday, July 29, 2013.
The web cast of the conference call can be accessed through the Investors section of the company's website as follows: http://ir.CNOinc.com. Listeners should go to the website at least 15 minutes before the event to register, download and install any necessary audio software.

CNO Financial (2)
June 28, 2013

About CNO
CNO is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.
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